Exhibit 99.1

For Immediate Release

Media contacts:	Investor contacts:
Judi Frost Mackey, +1 212 632 1428	Michael J. Castellano, +1 212 632 8262
judi.mackey@lazard.com	Chief Financial Officer

Richard Creswell, +1 44 207 187 2305	Jean Greene, +1 212 632 1905
richard.creswell@lazard.com	investorrelations@lazard.com

LAZARD ELECTS PHILIP A. LASKAWY

TO BOARD OF DIRECTORS

NEW YORK, July 29, 2008 – Lazard Ltd (NYSE: LAZ) today announced that it has elected Philip A. Laskawy to the firm’s Board of Directors, effective immediately. Mr. Laskawy also will serve on Lazard’s Audit Committee.

Mr. Laskawy most recently served as Chairman and Chief Executive Officer of Ernst & Young, a global leader in assurance, tax, transaction and advisory services. He retired from Ernst & Young in 2001, after 40 years of service with the professional services firm. Mr. Laskawy also is a member of the Board of Directors of General Motors Corp., Capgemini, Loews Corp., Henry Schein, Inc., and Discover Financial Services.

Mr. Laskawy serves as Vice Chairman of the International Accounting Standards Committee Foundation, which oversees the setting of accounting standards in over 100 countries. He was formerly a member of the Independence Standards Board, created by the Securities and Exchange Commission and the American Institute of Certified Public Accountants to review and update rules regarding auditor independence, and the 1999 Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees. In addition, he serves on the boards of Dance Theater Foundation (Alvin Ailey American Dance Theater) and Educational Broadcasting Corporation (thirteen WNET/New York).

About Lazard

Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 40 cities across 23 countries in North America, Europe, Asia, Australia, Central and South America. With origins dating back to 1848, the firm provides advice on mergers and acquisitions, restructuring and capital raising, as well as asset management services to corporations, partnerships, institutions, governments, and individuals. For more information on Lazard, please visit www.lazard.com.

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